Exhibit 99.1

              South Carolina Supreme Court Rules in the Ligon Case

     COLUMBIA, S.C.--(BUSINESS WIRE)--Oct. 23, 2007--Affinity Technology Group, Inc. (OTCBB: AFFI) today announced that The Supreme Court of South Carolina has issued an order denying the Company's Petition for Writ of Certiorari relating to the Company's lawsuit with Temple Ligon. The Company had previously filed the petition in an attempt to have the reinstatement by the South Carolina Court of Appeals of a jury verdict in the amount of $382 thousand overturned. The jury verdict resulted from a January 2004 trial in which Mr. Ligon claimed that Affinity and its founder, Jeff Norris, breached an agreement to give him a 1% equity interest in the Company in consideration for services he claimed to have performed in 1993 and 1994. Mr. Ligon sought damages of $5.4 million. The jury verdict of $382 thousand was set aside by the trial judge in July 2004 and Mr. Ligon appealed the trial judge's ruling to the South Carolina Court of Appeals.

     Joe Boyle, Affinity's President and Chief Executive Officer, stated, "We are disappointed with the refusal of the South Carolina Supreme Court to hear our case. We continue to believe the trial judge correctly overturned the jury verdict in July 2004 and that the South Carolina Court of Appeals erred in reinstating the verdict. However, we have no further legal recourse and expect the verdict with some amount of related interest to be entered as a judgment against the Company. At this time the Company does not have the cash resources to pay the judgment and we are evaluating our options to resolve this matter and to continue to pursue the appeal of our patent related lawsuits to the U.S. Court of Appeals for the Federal Circuit."

                      About Affinity Technology Group, Inc.

     Through its subsidiary, decisioning.com, Inc., Affinity Technology Group, Inc. owns a portfolio of patents that covers the automated processing and establishment of loans, financial accounts and credit accounts through an applicant-directed remote interface. Affinity's patent portfolio includes U. S. Patent No. 5,870,721C1, No. 5,940,811C1, and No. 6,105,007C1.

     Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We cannot offer any assurances that Affinity will prevail on its claims of patent infringement against third parties or that such claims will result in monetary damages to Affinity. Investors are cautioned that our business is subject to several substantial risks and uncertainties, including the Company's very limited capital resources and the possibility that it may be unable to raise additional capital in amounts sufficient to permit it to continue operations; the risk that the Company may lose all or part of the claims covered by its patents as a result of challenges to its patents; the risk that its patents may be subject to additional reexamination by the U.S. Patent and Trademark Office or challenge by third parties; the results of ongoing litigation, including the Company's appeal to the U.S. Court of Appeals for the Federal Circuit regarding certain rulings in its patent litigation; and, unanticipated costs and expenses affecting the Company's cash position. If the Company is not able to raise additional capital when needed or becomes obligated to pay more than an insignificant amount in connection with the Temple Ligon litigation, it may be forced to consider alternatives for winding down its business, which may include offering its patents for sale or filing for bankruptcy protection. These and other factors may cause actual results to differ materially from those anticipated. These factors are discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on 10-Q for the quarter ended June 30, 2007, and other filings it makes with the Securities and Exchange Commission from time to time. The Company is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet Services.


     CONTACT: Affinity Technology Group, Inc.
              Joe Boyle, Chief Executive Officer, 803-758-2511